  Exhibit 99.1
Cellular Biomedicine Group’s AlloJoin® Therapy for Knee Osteoarthritis (KOA) Becomes the First Stem Cell Drug Application Approved in China for Phase II Clinical Trials

SHANGHAI, China and NEW YORK, January 17, 2019 (PRNEWSWIRE) -- Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced that its off-the-shelf allogeneic adipose-derived mesenchymal progenitor cell (haMPC) AlloJoin® therapy for Knee Osteoarthritis (KOA) has been approved as the first stem cell KOA drug application in China for a Phase II clinical trial. China NMPA (formerly CFDA) clarified Cell Therapy Regulations in December 2017 (the “Regulation”) whereby all cell therapies are being treated as drug NDA/IND.

Following a 60-day period of priority review of CBMG's IND application for AlloJoin® for KOA, CBMG’s IND application has become the first stem cell drug application to be approved by CDE for a Phase II KOA clinical trial since the Regulation’s release.

“We are pleased with this unprecedented milestone,” said Tony (Bizuo) Liu, CEO of CBMG. “The Phase I trial for our proprietary AlloJoin® product demonstrated good safety and early efficacy for the prevention of cartilage deterioration, and this new approval from the CDE brings us closer to helping address the unmet medical needs of 57 million KOA patients in China.”

About AlloJoin®
CBMG’s allogeneic adipose-derived mesenchymal progenitor cell (haMPC) AlloJoin® product is an off-the-shelf stem cell therapy developed completely in-house by CBMG over the past 7 years. The entire process to manufacture AlloJoin® involves many of CBMG’s therapeutic and drug intellectual properties including certain proprietary trade secrets within a world-class Chemistry, Manufacturing and Controls (CMC) platform, which patents include methods for collecting, transporting, storing and qualitating adipose tissue, separation and purification of adipose stem (progenitor) cells, large-scale clinical grade cell production, formulations and preparations.

About Knee Osteoarthritis
According to the Foundation for National Institutes of Health, there are 27 million Americans with Osteoarthritis (OA), and symptomatic Knee Osteoarthritis (KOA) occurs in 13% of persons over 60 years of age. The International Journal of Rheumatic Diseases, 2011 reports approximately 57 million people in China suffering from KOA. Currently no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA. Current common drug-based methods of management, including anti-inflammatory medications (NSAIDs), only provide relief of symptoms accompanied by the risk of side effects. The mobility of patients with KOA is compromised, leading to sedentary lifestyle and increases all causes of mortality, doubles the risk of cardiovascular diseases, diabetes, and obesity, and increases the risks of colon cancer, high blood pressure, osteoporosis, lipid disorders, depression and anxiety. According to Epidemiology of Rheumatic Disease (Silman AJ, Hochberg MC. Oxford Univ. Press, 1993:257) 53% of KOA patients will eventually become disabled.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.  Our Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, whose partnerships focus on improving manufacturing processes for cell therapies. The CBMG pipeline includes preclinical compounds targeting CD20-, CD22- and B-cell maturation antigen (BCMA)-specific CAR-T compounds, and T-cell receptor (TCR) and tumor infiltrating lymphocyte (TIL) technologies. A Phase IIb trial in China for Rejoin® autologous Human Adipose-derived Mesenchymal Progenitor Cell (haMPC) for the treatment of Knee Osteoarthritis (KOA) is ongoing and a Phase II trial in China for AlloJoin™ (CBMG’s “Off-the-Shelf” haMPC) has been approved to be conducted. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on our obligations under the terms of our licensing and collaboration arrangement with Novartis, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
+1 917 717 0994
derrick.li@cellbiomedgroup.com